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                                                                   Exhibit 99.03

                                 FIRST AMENDMENT
                                     TO THE
                       CARDINAL HEALTH 401(K) SAVINGS PLAN
                          FOR EMPLOYEES OF PUERTO RICO
                    (As amended and restated January 1, 2005)

                             BACKGROUND INFORMATION

A. Cardinal Health, Inc. maintains a retirement plan known as the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico (the "Plan") for the benefit of eligible employees who live and work in Puerto Rico.

B. The Cardinal Health Financial Benefit Plans Committee (the "Committee") oversees the administration of the Plan and is authorized to amend the Plan.

C. The Committee desires to amend the Plan to clarify certain eligibility provisions.

D. The Committee also desires to amend the plan to reflect the vesting applicable to certain employees upon a designated reduction in force.

E. The Committee also desires to amend the Plan to permit continued participant loan payments after a designated reduction in force and to otherwise clarify the treatment of outstanding participant loan balances after termination of employment and in other circumstances.

F. Section 11.02 of the Plan permits the amendment of the Plan at any time.

                              AMENDMENT OF THE PLAN

The Plan is hereby amended as follows, effective as of the dates indicated below:

1. Effective January 1, 2005, Section 1.13(d) is hereby amended to read as follows in its entirety:

     "(d) an Employee hired on a short-term basis, such as an intern."

2. Effective June 1, 2005, a new last paragraph is hereby added to Section 4.01 of the Plan to read in its entirety as follows:

          Notwithstanding the foregoing provisions of Section 4.01 or any applicable Appendix, a Participant who has completed one full Year of Service but less than three Years of Service and who is terminated from employment under the terms of a designated reduction in force shall receive additional vesting service under this Section 4.01 of the Plan. The Participant's Account balance reflecting such additional vesting shall be

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     calculated by multiplying the portion of his Account balance that is subject to the vesting provisions of Section 4.01 by a fraction, the numerator of which is the Participant's calendar months of Service calculated from his or her Employment Commencement Date and the denominator of which is 36, and by rounding the product up to the next whole percentage. A month of Service shall be included in the calculation of additional vesting service under this Section if the Participant has performed at least one Hour of Service during the calendar month. In no event shall a Participant be more than 100% vested in any amounts in his Account.

3. Effective January 1, 2005, Section 6.05.E. of the Plan is amended in its entirety to read as follows:

     The terms and conditions of each loan shall be determined by mutual agreement between the Administrative Committee or Trustee and the Participant. The Administrative Committee shall adopt such procedures and take all necessary actions to ensure that each loan is repaid on schedule by its maturity date, including requiring repayment of the loan by payroll deduction whenever possible. However, notwithstanding the foregoing provisions of this Section 6.05.E., if a Participant is terminated from employment under the terms of a designated reduction in force, the Participant may continue to make loan payments on any loan balance outstanding at the time of such termination according to the procedures adopted by the Administrative Committee.

4. Effective January 1, 2005, Section 6.05.I. of the Plan is hereby amended in its entirety to read as follows:

     Failure to make a payment within 90 days of the date payment is due will generally constitute a default, unless loan procedures adopted pursuant to this Section 6.05 and applicable law do not so require. The Administrative Committee may establish additional rules and procedures for handling loan defaults, including, but not limited to, restrictions on future borrowing.

5. All other provisions and terms of the Plan shall remain in full force and effect.

                                        CARDINAL HEALTH, INC.


                                        BY: /s/ Susan M. Nelson
                                            ------------------------------------
                                            Susan M. Nelson

                                        ITS: Vice President - Compensation and
                                             Benefits
                                        DATE: June 13, 2005